Exhibit 10.38

TITAN MACHINERY INC.

Description of Executive Cash Bonus Plan

Titan Machinery Inc.’s Executive Cash Bonus Plan (the “Plan”) is designed to reward executive officers for achievement of performance relating to Titan’s goals and achievement of personal goals annually set by the Compensation Committee.

Currently, Titan’s Chief Executive Officer and President/Chief Operating Officer may each earn a potential bonus of up to 200% of his base salary in a fiscal year, and the Chief Financial Officer may earn a potential bonus of up to 70% of his base salary in a fiscal year.  Base salary will be the officer’s annual salary rate, as determined by the Compensation Committee for such fiscal year.  The Plan provides that 40% of the eligible bonus is based upon achievement of Titan’s pre-tax net income goal, 20% is based on achievement of Titan’s total sales goal and 20% is based on Titan’s return on assets goal.  The remaining 20% of the eligible bonus is based upon achievement of personal position-specific goals set by each officer in consultation with the Compensation Committee.

The Compensation Committee may adjust the bonus amounts and bonus criteria for current executive officers from time to time and will determine the bonus amounts and criteria for any newly-appointed executive officers.

Annual bonuses earned under the Plan will be paid in cash.